UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2015
OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34776 (Commission File Number)	80-0554627 (I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (281) 404-9500
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Underwriting Agreement
On March 4, 2015, Oasis Petroleum Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 32,000,000 shares of common stock (the “Common Shares”) (in addition to 4,800,000 shares offered pursuant to the Underwriters’ option to purchase additional Common Shares). The issuance and sale of the Common Shares has been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to an automatic shelf Registration Statement on Form S-3 (Registration No. 333-197440) of the Company, filed with and deemed automatically effective by the Securities and Exchange Commission on July 15, 2014. The Offering closed on March 9, 2015. A legal opinion related to the Common Shares is filed herewith as Exhibit 5.1.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company and its directors and officers have agreed with the Underwriters not to offer or sell any shares of its common stock (or securities convertible into or exchangeable for common stock), subject to customary exceptions, for a period of 90 days after the date of the Underwriting Agreement without the prior written consent of the Underwriters.
The Underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates, for which they received or will receive customary fees, commissions and expenses. For example, affiliates of the Underwriters are lenders under the Company’s revolving credit facility and, accordingly, will receive a portion of the net proceeds from this offering. In addition, from time to time, the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Letter Agreement

On March 4, 2015 the Company entered into a letter agreement (the “Letter Agreement”) with SPO Advisory Corp. (“SPO”) pursuant to which the Company approved for purposes of Section 203 of the Delaware General Corporation Law (“Section 203”) the purchase of Common Shares by affiliates and associates of SPO in the Offering. In consideration of such approval, SPO, on behalf of its associates and affiliates, agreed that (i) it would not become the owner of more than 20% of the outstanding voting stock of the Company (other than as a result of actions taken solely by the Company, such as share repurchases by the Company) without the prior approval of the board of directors of the Company and (ii) it would not engage in (A) any Business Combination (as defined in Section 203(c)(3)(i) and 203(c)(3)(ii) (provided that for purposes of Section 203(c)(3)(ii), 10% shall be replaced with 20%)) without the approval of two-thirds of the outstanding voting stock of the Company which is not owned by SPO or its affiliates or associates or (b) any Business Combination (as defined in Section 203(c)(3)(iii)-(v)) without the prior approval of the board of directors of the Company. The Company and SPO also acknowledged that they have engaged in preliminary discussions regarding the negotiation of a registration rights agreement between the Company and SPO containing customary terms and conditions.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to such Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement dated as of March 4, 2015 among the Company and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the underwriters named therein.
5.1	Opinion of Vinson & Elkins L.L.P. regarding legality of the shares.
10.1	Letter Agreement dated as of March 4, 2015 between the Company and SPO Advisory Corp.
23.1	Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC.
(Registrant)

Date: March 9, 2015	By:	/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement dated as of March 4, 2015 among the Company and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representative of the underwriters named therein.
5.1	Opinion of Vinson & Elkins L.L.P. regarding legality of the shares.
10.1	Letter Agreement dated as of March 4, 2015 between the Company and SPO Advisory Corp.
23.1	Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).